For Immediate Release

Level One Bancorp, Inc. reports fourth quarter 2020 net income of $8.4 million, representing $1.02 diluted earnings per common share

Farmington Hills, MI – January 29, 2021 – Level One Bancorp, Inc. (“Level One”) (Nasdaq: LEVL) today reported financial results for the fourth quarter of 2020, which included net income of $8.4 million, or $1.02 diluted earnings per common share. This compares to net income of $5.2 million, or $0.67 diluted earnings per common share, in the preceding quarter and $4.7 million, or $0.60 diluted earnings per common share, in the fourth quarter of 2019.

Patrick J. Fehring, President and Chief Executive Officer of Level One, commented, "We are pleased to report strong earnings for the fourth quarter of 2020. This caps another year of quality growth at Level One. In 2020, our net income was $20.4 million with diluted earnings per common share of $2.57. This was an increase of 26.70% over the prior year net income of $16.1 million and a 25.37% increase over last year's $2.05 diluted earnings per common share. These results were achieved in the face of an extraordinarily challenging environment this past year. For their accomplishments of the past year, I want to recognize the tireless effort of the Level One team during the pandemic and the related turbulence of the economy. Highlights of our remarkable year include the following:

•The successful integration of Ann Arbor State Bank, adding a great team of bankers and a desirable market to Level One.
•Providing over $410.0 million in Paycheck Protection Program ("PPP") lending to support our clients.
•Increasing mortgage banking activities income by 181.60% to $22.2 million.
•Improving the efficiency ratio to 62.44%.
•Strengthening our balance sheet with additional capital from the offering of depositary shares of our Series B preferred stock.
•Increasing our loan loss reserves by $9.6 million to 1.29% of total loans and 1.56% of non-PPP loans.
•Increasing total deposits by 72.91%.
•Reducing non-performing assets by $634 thousand from year-end 2019."

He continued, “We are very proud of our entire team that has helped businesses complete more than 1,000 applications for the second round of PPP loans in the past two weeks that total $193.6 million. These loans will help many small businesses cope with the challenges of managing through continued slowdowns in business activity and government-mandated shutdowns."

He concluded, "We are still in an uncertain, but improving, economy and maintain cautious optimism about the future while being cognizant of the continued COVID-19 pandemic concerns. As noted, we added significant reserves to our loan loss reserves in 2020 that reflect the challenging headwinds.”

Fourth Quarter 2020 Highlights

•Net income of $8.4 million increased 60.74% from $5.2 million in the preceding quarter
•Diluted earnings per common share of $1.02 increased 52.24% compared to $0.67 in the preceding quarter, and 70.00% compared to $0.60 in the fourth quarter of 2019

•Net interest margin, on a fully taxable equivalent ("FTE") basis, was 3.27%, compared to 2.80% in the preceding quarter
•Net interest income increased $2.5 million to $19.1 million in the fourth quarter of 2020, compared to $16.6 million in the preceding quarter
•Noninterest income decreased $1.0 million to $8.1 million in the fourth quarter of 2020, compared to $9.1 million in the preceding quarter
•Provision for loan loss decreased to $1.5 million in the fourth quarter of 2020, compared to $4.3 million provision expense in the preceding quarter
•Total assets decreased 0.14% to $2.44 billion at December 31, 2020, compared to $2.45 billion at September 30, 2020
•Total loans decreased 6.53% to $1.72 billion at December 31, 2020, compared to $1.84 billion at September 30, 2020 primarily driven by PPP loan forgiveness
•Total deposits increased 1.02% to $1.96 billion at December 31, 2020, compared to $1.94 billion at September 30, 2020
•Book value per common share increased 4.49% to $25.14 per common share at December 31, 2020, compared to $24.06 per common share at September 30, 2020
•Tangible book value per common share increased 4.75% to $19.63 per common share at December 31, 2020, compared to $18.74 per common share at September 30, 2020

Net Interest Income and Net Interest Margin

Level One's net interest income increased $2.5 million, or 15.12%, to $19.1 million in the fourth quarter of 2020, compared to $16.6 million in the preceding quarter, and increased $6.2 million, or 48.02%, compared to $12.9 million in the fourth quarter of 2019.

Level One’s net interest margin, on a FTE basis, was 3.27% in the fourth quarter of 2020, compared to 2.80% in the preceding quarter and 3.56% in the fourth quarter of 2019. The increase in the net interest margin compared to the preceding quarter was primarily a result of the forgiveness of $102.4 million of PPP loans by the U.S. Small Business Administration (“SBA”), which accelerated the recognition of related fee income, which resulted in an average yield on PPP loans of 6.21%, net of deferred fees/costs. Loan yields on non-PPP loans was 4.17% for the fourth quarter of 2020 compared to 4.35% in the preceding quarter. The decrease compared to the fourth quarter of 2019 was a result of lower yields across most interest-earning assets, mostly reflecting the impact of lower interest rates. Average loan yield decreased 71 basis points to 4.49% for the fourth quarter of 2020 from 5.20% for the fourth quarter of 2019, primarily due to the target federal funds rate dropping 150 basis points in March 2020 in response to the COVID-19 pandemic. The decrease in loan yields was accompanied by a corresponding decrease in the cost of funds, which declined 99 basis points to 0.78% in the fourth quarter of 2020, compared to 1.77% in the fourth quarter of 2019 primarily due to lower interest rates paid as a result of revised internal deposit rates, mainly driven by the decreases in the target federal funds rate. Finally, during the fourth quarter of 2020, our average cash balances of $213.5 million, which resulted primarily from excess funding under the Paycheck Protection Program Liquidity Facility ("PPPLF"), earned 0.12%, which negatively affected the net interest margin.

Noninterest Income

Level One's noninterest income decreased $1.0 million, or 11.12%, to $8.1 million in the fourth quarter of 2020, compared to $9.1 million in the preceding quarter, and increased $3.5 million, or 76.25%, compared to $4.6 million in the fourth quarter of 2019. The decrease in noninterest income compared to the preceding quarter was primarily attributable to a decrease of $434 thousand in net gains on sales of investment securities, a decrease of $315 thousand in other charges and fees, and a decrease of $298 thousand in mortgage banking activities. The decrease in net gains on sales of investment securities was due to fewer sales of investment securities during the fourth quarter of 2020. The decrease in other charges and fees was primarily due to a decrease in interest rate swap fees and lower gains on sale of other real estate owned. The decrease in the mortgage banking activities income compared to the third quarter of 2020 was primarily due to $40.1 million lower residential loan originations held for sale.

The increase in noninterest income year over year was primarily due to an increase of $4.7 million in mortgage banking activities partially offset by a decrease of $1.0 million in net gains on sales of investment securities. The increase in mortgage banking activities compared to the fourth quarter of 2019 was primarily due to $71.7 million higher residential loan originations held for sale and $70.3 million higher residential loans sold primarily as a result of higher volumes caused by the lower interest rate environment and the expansion of our mortgage banking department. The decrease in net gains on sales of securities was due to fewer securities sold in the fourth quarter of 2020 than in the fourth quarter of 2019.

Noninterest Expense

Level One's noninterest expense increased $335 thousand, or 2.21%, to $15.5 million in the fourth quarter of 2020, compared to $15.1 million in the preceding quarter, and increased $4.2 million, or 36.88%, compared to $11.3 million in the fourth quarter of 2019. The increase in noninterest expense compared to the preceding quarter was primarily attributable to an increase of $352 thousand in salary and employee benefits. The increase in salary and employee benefits compared to the third quarter of 2020 was primarily due to increases of $774 thousand in incentive compensation and $98 thousand in supplemental employee retirement plan ("SERP") expense as a result of a year-to-date true-up. This was partially offset by a $605 thousand decrease in mortgage commissions.

The increase in noninterest expense year over year was mainly attributable to increases of $3.1 million in salary and employee benefits, $412 thousand in occupancy and equipment expense, $347 thousand in data processing expense, $284 thousand in FDIC premium expense, $198 thousand in professional service fees, and $163 thousand in core deposit premium amortization. These increases were partially offset by a decrease of $220 thousand in acquisition and due diligence fees. The increase in salary and employee benefits between the periods was primarily due to increases of $1.3 million in mortgage commissions expense and $709 thousand in incentive compensation as well as an increase of 29 full-time equivalent employees attributable to the acquisition of Ann Arbor State Bank and organic growth. The increase in occupancy and equipment expense was primarily attributable to increased building rent and other expenses related to the addition of the three new branches acquired with Ann Arbor State Bank, as well as organic growth in the organization. The increase in FDIC premium expense was primarily due to the increase in assets related to the acquisition of Ann Arbor State Bank. The increase in professional service fees was primarily related to increased residential mortgage volumes as well as increased audit fees. In addition, as a result of the acquisition, Level One recorded $3.7 million of core deposit premiums, leading to the increased amortization expense on core deposit intangibles compared to the same period in the prior year. The decrease in acquisition and due diligence fees was primarily due to the majority of expenses related to the merger with Ann Arbor State Bank being incurred from the third quarter of 2019 to the first quarter of 2020.

The efficiency ratio, which is a measure of operating expenses as a percentage of net interest income and noninterest income, for the fourth quarter of 2020 was 56.81%, compared to 58.81% for the preceding quarter and 64.55% in the fourth quarter of 2019. The decrease in the efficiency ratio year over year was primarily driven by the additional income provided by the acquisition of Ann Arbor State Bank without adding a proportional amount of expense as well as the increase in mortgage banking income net of commissions as a result of higher loan volumes.

Income Tax Expense

Level One's income tax provision was $1.8 million, or 18.05% of pretax income, in the fourth quarter of 2020, as compared to $1.1 million, or 17.66% of pretax income, in the preceding quarter and $975 thousand, or 17.24% of pretax income, in the fourth quarter of 2019.

Loan Portfolio

Total loans were $1.72 billion at December 31, 2020, a decrease of $120.4 million, or 6.53%, from $1.84 billion at September 30, 2020, and up $495.9 million, or 40.40%, from $1.23 billion at December 31, 2019. The decrease in total loans compared to September 30, 2020 was primarily due to a decrease of $122.4 million in our commercial and industrial loan portfolio, $102.4 million of which were PPP loans that were forgiven. The growth in total loans compared to December 31, 2019 was primarily due to $290.1 million of PPP loans that were originated during the second and third quarters of 2020 and new loan growth during the year ended December 31, 2020. The acquisition of Ann Arbor State Bank also contributed $224.1 million of loans as of the merger date of January 2, 2020. The loan growth mentioned above was partially offset by a net decrease of $18.3 million due to loan payoffs and lower line of credit usage.

Investment Securities

The investment securities portfolio grew $49.2 million, or 19.41%, to $302.7 million at December 31, 2020, from $253.5 million at September 30, 2020, and up $121.8 million, or 67.34%, from $180.9 million at December 31, 2019. The increase in the investment securities portfolio compared to September 30, 2020 was primarily due to the purchase of $56.9 million of investment securities, offset in part by $2.6 million of sales, calls, or maturity of investment securities. The increase in investment securities compared to December 31, 2019 was primarily due to the purchase of $140.1 million of securities between the two dates using the excess cash balances generated by the payoffs of PPP loans as well as the acquisition of Ann Arbor State Bank, which contributed $47.4 million of investment securities.

Deposits

Total deposits increased to $1.96 billion at December 31, 2020, compared to $1.94 billion at September 30, 2020, and increased $827.9 million, or 72.91%, from $1.14 billion at December 31, 2019. The growth in deposits compared to December 31, 2019 was primarily due to $563.1 million of organic deposit growth as a result of customers increasing their liquidity. In addition, the acquisition of Ann Arbor State Bank contributed $264.8 million in deposits as of the merger date of January 2, 2020. Total deposit composition at December 31, 2020 consisted of 38.03% of demand deposit accounts, 31.57% of savings and money market accounts and 30.40% of time deposits.

Borrowings

Total debt outstanding was $230.3 million at December 31, 2020, a decrease of $31.1 million, or 11.90%, from $261.4 million at September 30, 2020, and down $26.3 million, or 10.25%, from $256.7 million at December 31, 2019. The decrease in debt outstanding compared to September 30, 2020 was primarily due to a decrease of $34.1 million in PPPLF Federal Reserve Bank ("FRB") borrowings. The decrease in total borrowings compared to December 31, 2019 was primarily due to decreases of $60.0 million in short-term FHLB advances and $5.0 million in fed funds sold, partially offset by an increase of $36.2 million in long-term FHLB advances, of which $11.0 million was acquired through the Ann Arbor State Bank acquisition.

Asset Quality

Nonaccrual loans were $18.8 million, or 1.09% of total loans, at December 31, 2020, a decrease of $450 thousand from nonaccrual loans of $19.3 million, or 1.04% of total loans, at September 30, 2020, and an increase of $287 thousand from nonaccrual loans of $18.5 million, or 1.51% of total loans, at December 31, 2019.

Level One had no other real estate owned assets at December 31, 2020 and September 30, 2020, compared to $921 thousand at December 31, 2019. Nonperforming assets, consisting of nonaccrual loans and other real estate owned, as a percentage of total assets were 0.77% at December 31, 2020, compared to 0.79% at September 30, 2020, and 1.23% at December 31, 2019.

Performing troubled debt restructured loans, which are not reported as nonaccrual loans but rather as part of impaired loans, were $978 thousand at December 31, 2020, $1.1 million at September 30, 2020, and $906 thousand at December 31, 2019. Loans to borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, forbearance agreements, and principal deferral or reduction, are categorized as troubled debt restructured loans. In accordance with bank regulatory guidance, troubled debt restructurings do not include short-term modifications made on a good-faith basis in response to the COVID-19 pandemic to borrowers who were current prior to any relief. As of December 31, 2020, there were $19.8 million of loans that remained on a COVID-related deferral of which $11.4 million of loans had payments deferred greater than six months.

Net chargeoffs in the fourth quarter of 2020 were $496 thousand, or 0.11% of average loans on an annualized basis, compared to $78 thousand of net chargeoffs, or 0.02% of average loans on an annualized basis, for the preceding quarter and $181 thousand of net chargeoffs, or 0.06% of average loans on an annualized basis, in the fourth quarter of 2019. The increase in net chargeoffs during the fourth quarter of 2020 compared to the third quarter of 2020 was due primarily to increases of $357 thousand in commercial loan chargeoffs and $176 thousand in residential loan chargoffs. The increase in net chargeoffs year over year was primarily due to commercial loan chargeoffs.

Level One's provision for loan losses in the fourth quarter of 2020 was a provision expense of $1.5 million, compared to $4.3 million in the preceding quarter and $548 thousand in the fourth quarter of 2019. The decrease in the provision expense quarter over quarter was primarily due to a decrease of $1.9 million in general reserves as a result of a larger reserve increase in the third quarter of 2020 related to the impact of the COVID-19 pandemic on the loan portfolio, as well as a $997 thousand decrease in specific reserves, partially offset by an increase in net chargeoffs of $418 thousand. The increase in the provision expense year over year was primarily due to an increase in general reserves of $1.3 million as a result of trends in delinquencies and nonaccrual loans as a result of the COVID-19 pandemic, as well as an increase of $315 thousand in net chargeoffs. This was partially offset by a $410 thousand decrease in specific reserves. The Company will continue to evaluate the fluid situation in regard to the COVID-19 pandemic and will take further action to appropriately record additional provision for loan losses should there be any indications of a decrease in the credit quality of our portfolio as a result of the COVID-19 pandemic.

The allowance for loan losses was $22.3 million, or 1.29% of total loans, at December 31, 2020, compared to $21.3 million, or 1.15% of total loans, at September 30, 2020, and $12.7 million, or 1.03% of total loans, at December 31, 2019. Excluding $290.1 million and $392.5 million of PPP loans, the allowance for loan losses as a percentage of total loans was 1.56% in the fourth quarter of 2020, compared to 1.46% in the preceding quarter (See section entitled "GAAP Reconciliation of Non-GAAP Financial Measures" for further details). The allowance for loan losses as a percentage of total loans increased primarily due to the trends in delinquencies and nonaccrual loans as well as the stress on the commercial and industrial and commercial real estate owner occupied portfolios, primarily in the restaurant and transportation industries, as a result of the COVID-19 pandemic. As of December 31, 2020, the allowance for loan losses as a percentage of nonaccrual loans was 118.50%, compared to 110.32% at September 30, 2020, and 68.40% at December 31, 2019. The Company will re-evaluate the appropriateness of the allowance for loan losses in future quarters as needed.

Capital

Total shareholders’ equity was $215.3 million at December 31, 2020, an increase of $5.9 million, or 2.80%, compared with $209.5 million at September 30, 2020 primarily as a result of an increase in retained earnings. Total shareholders' equity increased $44.6 million, or 26.14%, from $170.7 million at December 31, 2019 attributable to the issuance of preferred stock in the third quarter of 2020 as well as an increase in retained earnings.

Recent Developments

Fourth Quarter Common Stock Dividend: On December 16, 2020, Level One’s Board of Directors declared a quarterly cash dividend of $0.05 per share. This dividend was paid on January 15, 2021, to stockholders of record at the close of business on December 31, 2020.

First Quarter Preferred Stock Dividend: On January 20, 2021, Level One’s Board of Directors declared a quarterly cash dividend of $46.88 per share on its 7.50% Non-Cumulative Preferred Stock, Series B. Holders of depositary shares will receive $0.4688 per depositary share. The dividend is payable on February 15, 2021, to shareholders of record at the close of business on January 31, 2021.

Level One's Response to the COVID-19 Pandemic: Level One has taken comprehensive steps to help our customers, team members and communities during the current COVID-19 pandemic health crisis. For our customers, we have provided loan payment deferrals and offered fee waivers, among other actions. We have helped our consumer and small business customers by deferring loan payments and waiving fees. From January 18 through January 27, 2021, Level One received 1,044 new PPP loan applications, for a total amount of $193.6 million of funding, of which 756 applications were for loans $150,000 or below.

We are continuing to enable the vast majority of our main office team members to work remotely each day. We have also taken significant actions to help ensure the safety of our team members whose roles require them to come into the office, which includes the development, implementation and communication of a comprehensive return to office plan. We are currently serving customers through our drive-thrus and by appointment only for in-person services. We will continue to evaluate this fluid situation and take additional actions as necessary.

About Level One Bancorp, Inc.

Level One Bancorp, Inc. is the holding company for Level One Bank, a full-service commercial and consumer bank headquartered in Michigan with assets of approximately $2.44 billion as of December 31, 2020. It operates sixteen banking centers throughout southeast Michigan and west Michigan. Level One Bank's success has been recognized both locally and nationally as the U.S. Small Business Administration's (SBA) "Community Lender of the Year" and "Export Finance Lender of the Year" and one of S&P Global's Top 10 "Best-Performing Community Banks" in the nation. Level One's commercial division provides a menu of products including lines of credit, term loans, leases, commercial mortgages, SBA loans, export-import financing, and a full suite of treasury management and private banking services. The consumer division offers personal savings and checking accounts and a complete array of consumer loan products including residential mortgages, home equity loans, auto loans, and credit card services. Level One Bank offers a variety of online banking services and a robust mobile banking application for individuals and businesses. Level One Bank offers the sophistication of a big bank, the heart of a community bank, and the spirit of an entrepreneur. For more information, visit www.levelonebank.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views of future events and operations. These forward-looking statements are based on the information currently available to the Company as of the date of this release. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "will," "propose," "may," "plan," "seek," "expect," "intend," "estimate," "anticipate," "believe," "continue" or similar technology. It is important to note that these forward-looking statements are not guarantees of future performance and involve risk and uncertainties, including, but not limited to, the effects of the COVID-19 pandemic, including its potential effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with the pandemic, the ability of the Company to implement its strategy and expand its lending operations, changes in interest rates and other general economic, business and political conditions, including changes in the financial markets, changes in benchmark interest rates used to price loans and deposits including the expected elimination of LIBOR, as well as other risks described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Media Contact:	Investor Relations Contact:
Nicole Ransom	Peter Root
(248) 538-2183	(248) 538-2186

Summary Consolidated Financial Information
(Unaudited)	As of or for the three months ended,
(Dollars in thousands, except per share data)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Earnings Summary
Interest income	$22,181	$20,245	$20,396	$19,817	$17,366
Interest expense	3,075	3,648	4,163	4,997	4,458
Net interest income	19,106	16,597	16,233	14,820	12,908
Provision for loan losses	1,538	4,270	5,575	489	548
Noninterest income	8,110	9,125	7,789	4,690	4,590
Noninterest expense	15,461	15,126	15,083	14,562	11,295
Income before income taxes	10,217	6,326	3,364	4,459	5,655
Income tax provision	1,844	1,117	643	349	975
Net income	$8,373	$5,209	$2,721	$4,110	$4,680
Preferred stock dividends	479	—	—	—	—
Net income available to common shareholders	7,894	5,209	2,721	4,110	4,680
Net income allocated to participating securities	65	40	19	47	50
Net income attributable to common shareholders	$7,829	$5,169	$2,702	$4,063	$4,630
Per Share Data
Basic earnings per common share	$1.02	$0.68	$0.35	$0.53	$0.60
Diluted earnings per common share	1.02	0.67	0.35	0.53	0.60
Diluted earnings per common share, excluding acquisition and due diligence fees (1)	1.02	0.67	0.37	0.68	0.63
Book value per common share	25.14	24.06	23.31	22.74	22.13
Tangible book value per common share (1)	19.63	18.74	18.09	17.54	20.86
Preferred shares outstanding (in thousands)	10	10	—	—	—
Common shares outstanding (in thousands)	7,634	7,734	7,734	7,731	7,715
Average basic common shares (in thousands)	7,642	7,675	7,676	7,637	7,632
Average diluted common shares (in thousands)	7,695	7,712	7,721	7,738	7,747
Selected Period End Balances
Total assets	$2,442,982	$2,446,447	$2,541,696	$1,936,823	$1,584,899
Securities available-for-sale	302,732	253,527	217,172	230,671	180,905
Total loans	1,723,537	1,843,888	1,815,353	1,466,407	1,227,609
Total deposits	1,963,312	1,943,435	1,821,351	1,470,608	1,135,428
Total liabilities	2,227,655	2,236,979	2,361,437	1,761,055	1,414,196
Total shareholders' equity	215,327	209,468	180,259	175,768	170,703
Total common shareholders' equity	191,955	186.098	180,259	175,768	170,703
Tangible common shareholders' equity (1)	149,844	144,963	139,913	135,578	160,940
Performance and Capital Ratios
Return on average assets (annualized)	1.35%	0.83%	0.46%	0.87%	1.23%
Return on average equity (annualized)	15.61	10.48	6.02	9.40	10.98
Net interest margin (fully taxable equivalent)(2)	3.27	2.80	2.98	3.42	3.56
Efficiency ratio (noninterest expense/net interest income plus noninterest income)	56.81	58.81	62.79	74.64	64.55
Dividend payout ratio	4.90	7.41	14.22	7.52	6.60
Total shareholders' equity to total assets	8.81	8.56	7.09	9.08	10.77
Tangible common equity to tangible assets (1)	6.24	6.03	5.59	7.15	10.22
Common equity tier 1 to risk-weighted assets	9.30	8.83	8.76	8.10	11.72
Tier 1 capital to risk-weighted assets	10.80	10.31	8.76	8.10	11.72
Total capital to risk-weighted assets	14.91	14.39	12.81	11.68	15.99
Tier 1 capital to average assets (leverage ratio)	6.93	7.17	6.21	7.08	10.41
Asset Quality Ratios:
Net charge-offs to average loans	0.11%	0.02%	0.34%	0.05%	0.06%
Nonperforming assets as a percentage of total assets	0.77	0.79	0.33	0.89	1.23
Nonaccrual loans as a percent of total loans	1.09	1.04	0.46	1.04	1.51
Allowance for loan losses as a percentage of total loans	1.29	1.15	0.94	0.89	1.03
Allowance for loan losses as a percentage of nonaccrual loans	118.50	110.32	206.37	85.32	68.40
Allowance for loan losses as a percentage of nonaccrual loans, excluding allowance allocated to loans accounted for under ASC 310-30	114.95	105.46	195.04	80.34	64.29
(1) See section entitled "GAAP Reconciliation of Non-GAAP Financial Measures" below.
(2) Presented on a tax equivalent basis using a 21% tax rate.

Consolidated Balance Sheets
	As of
	December 31,	September 30,	December 31,
(Dollars in thousands)	2020	2020	2019
Assets	(Unaudited)	(Unaudited)
Cash and cash equivalents	$264,071	$176,486	$103,930
Securities available-for-sale	302,732	253,527	180,905
Other investments	14,398	14,398	11,475
Mortgage loans held for sale, at fair value	43,482	60,635	13,889
Loans:
Originated loans	1,498,458	1,603,893	1,158,138
Acquired loans	225,079	239,995	69,471
Total loans	1,723,537	1,843,888	1,227,609
Less: Allowance for loan losses	(22,297)	(21,254)	(12,674)
Net loans	1,701,240	1,822,634	1,214,935
Premises and equipment, net	15,834	15,646	13,838
Goodwill	35,554	35,554	9,387
Other intangible assets, net	6,557	5,581	383
Other real estate owned	—	—	921
Bank-owned life insurance	18,200	18,083	12,167
Income tax benefit	3,686	3,791	1,217
Interest receivable and other assets	37,228	40,112	21,852
Total assets	$2,442,982	$2,446,447	$1,584,899
Liabilities
Deposits:
Noninterest-bearing demand deposits	$618,677	$632,427	$325,885
Interest-bearing demand deposits	127,920	115,395	62,586
Money market and savings deposits	619,900	595,471	313,885
Time deposits	596,815	600,142	433,072
Total deposits	1,963,312	1,943,435	1,135,428
Borrowings	185,684	216,809	212,225
Subordinated notes	44,592	44,555	44,440
Other liabilities	34,067	32,180	22,103
Total liabilities	2,227,655	2,236,979	1,414,196
Shareholders' equity
Preferred stock, no par value per share; authorized-50,000 shares; issued and outstanding-10,000 shares at December 31, 2020 and September 30, 2020 and 0 at December 31, 2019	23,372	23,370	—
Common stock, no par value per share; authorized - 20,000,000 shares; issued and outstanding - 7,633,780 shares at December 31, 2020, 7,734,322 shares at September 30, 2020 and 7,715,491 shares at December 31, 2019	87,615	89,409	89,345
Retained earnings	96,158	88,646	77,766
Accumulated other comprehensive income, net of tax	8,182	8,043	3,592
Total shareholders' equity	215,327	209,468	170,703
Total liabilities and shareholders' equity	$2,442,982	$2,446,447	$1,584,899

Consolidated Statements of Income
	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands, except per share data)	2020	2020	2019	2020	2019
Interest income	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Originated loans, including fees	$17,439	$15,274	$14,304	$62,069	$56,956
Acquired loans, including fees	3,234	3,456	1,480	14,421	6,375
Securities:
Taxable	747	652	736	2,677	3,509
Tax-exempt	592	613	577	2,486	2,305
Federal funds sold and other	169	250	269	986	1,303
Total interest income	22,181	20,245	17,366	82,639	70,448
Interest Expense
Deposits	1,954	2,323	3,725	10,993	16,941
Borrowed funds	487	693	418	2,353	1,378
Subordinated notes	634	632	315	2,537	1,074
Total interest expense	3,075	3,648	4,458	15,883	19,393
Net interest income	19,106	16,597	12,908	66,756	51,055
Provision expense for loan losses	1,538	4,270	548	11,872	1,383
Net interest income after provision for loan losses	17,568	12,327	12,360	54,884	49,672
Noninterest income
Service charges on deposits	648	616	633	2,446	2,547
Net gain on sales of securities	—	434	1,023	1,862	1,174
Mortgage banking activities	6,810	7,108	2,092	22,190	7,880
Other charges and fees	652	967	842	3,216	2,610
Total noninterest income	8,110	9,125	4,590	29,714	14,211
Noninterest expense
Salary and employee benefits	10,214	9,862	7,133	38,304	28,775
Occupancy and equipment expense	1,776	1,678	1,364	6,549	4,939
Professional service fees	794	808	596	2,935	1,808
Acquisition and due diligence fees	—	17	220	1,654	539
FDIC premium expense	397	287	113	1,119	310
Marketing expense	247	257	264	956	1,107
Loan processing expense	245	263	189	935	661
Data processing expense	859	844	512	3,460	2,374
Core deposit premium amortization	192	192	29	768	146
Other expense	737	918	875	3,552	3,710
Total noninterest expense	15,461	15,126	11,295	60,232	44,369
Income before income taxes	10,217	6,326	5,655	24,366	19,514
Income tax provision	1,844	1,117	975	3,953	3,403
Net income	8,373	5,209	4,680	20,413	16,111
Preferred stock dividends	479	—	—	479	—
Net income attributable to common shareholders	$7,894	$5,209	$4,680	$19,934	$16,111
Earnings per common share:
Basic earnings per common share	$1.02	$0.68	$0.60	$2.58	$2.08
Diluted earnings per common share	$1.02	$0.67	$0.60	$2.57	$2.05
Cash dividends declared per common share	$0.05	$0.05	$0.04	$0.20	$0.16
Weighted average common shares outstanding—basic	7,642	7,675	7,632	7,627	7,655
Weighted average common shares outstanding—diluted	7,695	7,712	7,747	7,686	7,770

Net Interest Income and Net Interest Margin
(Unaudited)	For the three months ended			For the twelve months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands)	2020	2020	2019	2020	2019
Average Balance Sheets:
Gross loans(1)	$1,832,912	$1,871,164	$1,204,052	$1,730,470	$1,169,486
Investment securities: (2)
Taxable	182,522	139,237	110,919	138,837	129,274
Tax-exempt	92,792	94,526	84,141	96,020	84,392
Interest earning cash balances	213,502	259,349	40,965	194,545	38,268
Other investments	14,398	12,419	9,110	12,903	8,523
Total interest-earning assets	$2,336,126	$2,376,695	$1,449,187	$2,172,775	$1,429,943
Non-earning assets	138,989	140,480	74,755	135,229	68,015
Total assets	$2,475,115	$2,517,175	$1,523,942	$2,308,004	$1,497,958

Interest-bearing demand deposits	123,201	116,285	68,120	115,249	57,480
Money market and savings deposits	611,162	513,420	337,046	496,827	314,918
Time deposits	601,900	575,179	440,610	573,823	527,605
Borrowings	187,399	394,020	132,859	279,949	79,864
Subordinated notes	44,569	44,468	19,478	44,490	16,061
Total interest-bearing liabilities	$1,568,231	$1,643,372	$998,113	$1,510,338	$995,928
Noninterest bearing demand deposits	659,333	640,095	335,532	574,537	321,487
Other liabilities	32,990	34,846	19,825	30,787	17,750
Shareholders' equity	214,561	198,862	170,472	192,342	162,793
Total liabilities and shareholders' equity	$2,475,115	$2,517,175	$1,523,942	$2,308,004	$1,497,958

Yields: (3)
Earning Assets
Gross loans	4.49%	3.98%	5.20%	4.42%	5.42%
Investment securities:
Taxable	1.63%	1.86%	2.63%	1.93%	2.71%
Tax-exempt	3.14%	3.19%	3.27%	3.19%	3.27%
Interest earning cash balances	0.11%	0.12%	1.79%	0.24%	2.23%
Other investments	2.98%	5.57%	3.66%	4.07%	5.26%
Total interest earning assets	3.80%	3.41%	4.79%	3.83%	4.96%

Interest-bearing liabilities
Interest-bearing demand deposits	0.19%	0.22%	0.58%	0.28%	0.49%
Money market and savings deposits	0.35%	0.43%	1.33%	0.56%	1.43%
Time deposits	0.89%	1.18%	2.25%	1.38%	2.30%
Borrowings	1.03%	0.70%	1.25%	0.84%	1.73%
Subordinated notes	5.66%	5.65%	6.42%	5.70%	6.69%
Total interest-bearing liabilities	0.78%	0.88%	1.77%	1.05%	1.95%

Interest Spread	3.02%	2.53%	3.02%	2.78%	3.01%
Net interest margin(4)	3.25%	2.78%	3.53%	3.07%	3.57%
Tax equivalent effect	0.02%	0.02%	0.03%	0.03%	0.03%
Net interest margin on a fully tax equivalent basis	3.27%	2.80%	3.56%	3.10%	3.60%
(1) Includes nonaccrual loans.
(2) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(3) Average rates and yields are presented on an annual basis and includes a taxable equivalent adjustment to interest income of $140 thousand, $144 thousand, and $117 thousand on tax-exempt securities for the three months ended December 31, 2020, September 30, 2020, and December 31, 2019, respectively, and $574 thousand and $453 thousand for the year ended December 31, 2020 and December 31, 2019, respectively, and using a federal income tax rate of 21%.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

Loan Composition
	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2020	2020	2020	2020	2019
Commercial real estate:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Non-owner occupied	$445,810	$460,708	$451,906	$450,694	$388,515
Owner-occupied	275,022	269,481	273,577	278,216	216,131
Total commercial real estate	720,832	730,189	725,483	728,910	604,646
Commercial and industrial	685,504	807,923	790,353	469,227	410,228
Residential real estate	315,476	304,088	294,041	262,894	211,839
Consumer	1,725	1,688	5,476	5,376	896
Total loans	$1,723,537	$1,843,888	$1,815,353	$1,466,407	$1,227,609

Impaired Assets
	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2020	2020	2020	2020	2019
Nonaccrual loans	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Commercial real estate	$7,320	$7,022	$3,649	$3,721	$4,832
Commercial and industrial	7,490	8,078	2,377	9,364	11,112
Residential real estate	3,991	4,151	2,226	2,124	2,569
Consumer	15	15	16	15	16
Total nonaccrual loans	18,816	19,266	8,268	15,224	18,529
Other real estate owned	—	—	61	2,093	921
Total nonperforming assets	18,816	19,266	8,329	17,317	19,450
Performing troubled debt restructurings
Commercial and industrial	546	550	549	541	547
Residential real estate	432	599	600	599	359
Total performing troubled debt restructurings	978	1,149	1,149	1,140	906
Total impaired assets	$19,794	$20,415	$9,478	$18,457	$20,356

Loans 90 days or more past due and still accruing	$269	$552	$903	$437	$157

GAAP Reconciliation of Non-GAAP Financial Measures

    Some of the financial measures included in this report are not measures of financial condition or performance recognized by GAAP. These non-GAAP financial measures include tangible common shareholders' equity, tangible book value per common share and the ratio of tangible common equity to tangible assets, net income and diluted earnings per common share excluding acquisition and due diligence fees and allowance for loan loss as a percentage of total loans, excluding PPP loans. Our management uses these non-GAAP financial measures in its analysis of our performance, and we believe that providing this information to financial analysts and investors allows them to evaluate capital adequacy, as well as better understand and evaluate the Company’s core financial results for the periods in question.

    The following presents these non-GAAP financial measures along with their most directly comparable financial measure calculated in accordance with GAAP:

Tangible Common Shareholders' Equity, Tangible Common Equity to Tangible Assets Ratio and Tangible Book Value Per Common Share
	As of
(Dollars in thousands, except per share data)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total shareholders' equity	$215,327	$209,468	$180,259	$175,768	$170,703
Less:
Preferred stock	23,372	23,370	—	—	—
Total common shareholders' equity	191,955	186,098	180,259	175,768	170,703
Less:
Goodwill	35,554	35,554	35,554	36,216	9,387
Other intangible assets, net	6,557	5,581	4,792	3,974	376
Tangible common shareholders' equity	$149,844	$144,963	$139,913	$135,578	$160,940

Common shares outstanding (in thousands)	7,634	7,734	7,734	7,731	7,715
Tangible book value per common share	$19.63	$18.74	$18.09	$17.54	$20.86

Total assets	$2,442,982	$2,446,447	$2,541,696	$1,936,823	$1,584,899
Less:
Goodwill	35,554	35,554	35,554	36,216	9,387
Other intangible assets, net	6,557	5,581	4,792	3,974	376
Tangible assets	$2,400,871	$2,405,312	$2,501,350	$1,896,633	$1,575,136

Tangible common equity to tangible assets	6.24%	6.03%	5.59%	7.15%	10.22%

Adjusted Income and Diluted Earnings Per Share
	Three months ended
(Dollars in thousands, except per share data)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income, as reported	$8,373	$5,209	$2,721	$4,110	$4,680
Acquisition and due diligence fees	—	17	176	1,471	220
Income tax (benefit) expense (1)	2	(4)	(34)	(295)	(26)
Net income, excluding acquisition and due diligence fees	$8,375	$5,222	$2,863	$5,286	$4,874

Diluted earnings per share, as reported	$1.02	$0.67	$0.35	$0.53	$0.60
Effect of acquisition and due diligence fees, net of income tax benefit	—	—	0.02	0.15	0.03
Diluted earnings per common share, excluding acquisition and due diligence fees	$1.02	$0.67	$0.37	$0.68	$0.63

(1) Assumes income tax rate of 21% on deductible acquisition expenses.

Allowance for Loan Loss as a Percentage of Total Loans, Excluding PPP Loans
	As of
(Dollars in thousands, except per share data)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total loans	$1,723,537	$1,843,888	$1,815,353	$1,466,407	$1,227,609
Less:
PPP loans	290,135	392,521	388,264	—	—
Total loans, excluding PPP loans	$1,433,402	$1,451,367	$1,427,089	$1,466,407	$1,227,609

Allowance for loan loss	$22,297	$21,254	$17,063	$12,989	$12,674
Allowance for loan loss as a percentage of total loans	1.29%	1.15%	0.94%	0.89%	1.03%
Allowance for loan loss as a percentage of total loans, excluding PPP loans	1.56%	1.46%	1.20%	0.89%	1.03%